EXHIBIT 3

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of December 6, 2012 (this “Agreement”), is among The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), Empire Merger Sub, Inc., a Delaware corporation and a subsidiary of Parent (“Merger Sub”), and the persons listed on Schedule I hereto (collectively, the “Company Stockholders”).

WHEREAS, as of the date hereof, each Company Stockholder is the record or beneficial owner (as defined under Rule 13d-3 under the Exchange Act) of the number of shares of common stock (the “Company Common Stock”), par value $0.01 per share, of Epoch Holding Corporation, a Delaware corporation (the “Company”), set forth opposite such Company Stockholder’s name on Schedule I hereto (all such shares of Company Common Stock, whether restricted or unrestricted, together with any shares of Company Common Stock acquired by a Company Stockholder after the date hereof, the “Subject Shares”; provided, that Company Stock Options beneficially owned by such Company Stockholder (“Subject Options”) shall not be considered “Subject Shares” for purposes of Section 1.1 and Section 2.2, prior to their exercise, whereupon shares of Company Common Stock issued upon exercise of Subject Options shall be considered “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”; terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement to the extent defined in the Merger Agreement), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into and perform their obligations under the Merger Agreement, Parent and Merger Sub have requested that each Company Stockholder enter into this Agreement, and each Company Stockholder has agreed to do so in order to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO VOTE; IRREVOCABLE PROXY

Section 1.1 Agreement to Vote.

(a) During the Voting Period (as defined below), except to the extent waived in writing by Parent in its sole and absolute discretion, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, each Company Stockholder shall vote (or cause to be voted) all of such Company Stockholder’s Subject Shares and any other shares of capital stock of the Company owned, beneficially or of record, by such Company Stockholder during the Voting Period that are entitled to vote at such meeting or in such written consent (collectively, the “Voting Shares”): (a) in favor of adoption of the Merger Agreement; and (b) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal ; (ii) any change in the present capitalization of the Company or any amendment of the Company’s certificate of incorporation or by-laws; and (iii) any other action, transaction or proposal involving the Company or any of the Company Subsidiaries that is intended or would reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the ability of the Company to consummate the Merger and the transactions contemplated by the Merger Agreement or this Agreement on a timely basis. “Voting Period” means the period from and including the date of this Agreement through and including the earliest to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms.

(b) During the Voting Period, except to the extent waived in writing by Parent in its sole and absolute discretion, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, each Company Stockholder shall, or shall cause the holder of record of its Voting Shares on any applicable record date to, appear at such meeting or otherwise cause its Voting Shares to be counted as present thereat for purposes of establishing a quorum.

(c) No Company Stockholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 1.1.

(d) EACH COMPANY STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS PARENT AND ANY DESIGNEE OF PARENT, AND EACH OF THEM INDIVIDUALLY, SUCH COMPANY STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH COMPANY STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF STOCKHOLDERS OF THE COMPANY, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE VOTING SHARES OWNED OR HELD BY SUCH COMPANY STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 1.1(a) HEREOF DURING THE VOTING PERIOD, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH COMPANY STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(d) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL TERMINATION OF THIS AGREEMENT. EACH COMPANY STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. EACH COMPANY STOCKHOLDER HEREBY REVOKES ANY AND ALL

PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE VOTING SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 1.1(a) HEREOF, AND NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY SUCH COMPANY STOCKHOLDER. PARENT MAY TERMINATE THIS PROXY WITH RESPECT TO ANY COMPANY STOCKHOLDER AT ANY TIME AT ITS SOLE ELECTION BY WRITTEN NOTICE PROVIDED TO SUCH COMPANY STOCKHOLDER. THE PROXY GRANTED BY THE COMPANY STOCKHOLDER SHALL BE AUTOMATICALLY REVOKED UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH COMPANY STOCKHOLDER

Each Company Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.1 Authority. Such Company Stockholder has all necessary legal capacity, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Company Stockholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Company Stockholder and, assuming the due authorization, execution, and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid, and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with its terms.

Section 2.2 Ownership of Subject Shares; Total Shares. As of the date hereof, such Company Stockholder is the record or beneficial owner of, and has good title to, the Subject Shares listed beside such Company Stockholder’s name on Schedule I attached hereto, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to vote, tender or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, such Company Stockholder does not own, beneficially or otherwise, any Shares, Company Options, Company Restricted Shares or other securities of the Company other than as set forth opposite such Company Stockholder’s name in Schedule I hereto. If such Company Stockholder is a married individual and the Subject Shares constitute community property or otherwise need spousal approval in order for this Agreement to be a legally valid and binding obligation of such Company Stockholder, this Agreement has been duly executed and delivered by such Company Stockholder’s spouse and, assuming this Agreement is a legally valid and binding obligation of Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company Stockholder’s spouse, enforceable against such spouse in accordance with its terms.

Section 2.3 Power. Such Company Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Company Stockholder’s Subject Shares, with no material limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement.

Section 2.4 Consents and Approvals; No Violation; No Litigation. (i) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and any filing required under Sections 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by such Company Stockholder and the consummation by such Company Stockholder of the transactions contemplated by this Agreement, and (ii) none of the execution and delivery of this Agreement by such Company Stockholder, the consummation by such Company Stockholder of the transactions contemplated by this Agreement or compliance by such Company Stockholder with any of the provisions of this Agreement shall (A) conflict with or result in any breach of the organizational documents, if applicable, of such Company Stockholder, (B) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which such Company Stockholder is a party, or (C) violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to such Company Stockholder, except in each case under clauses (B) and (C), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of such Company Stockholder to perform such Company Stockholder’s obligations hereunder on a timely basis. There is no suit, action, claim, investigation or proceeding pending or threatened or, to the knowledge of such Company Stockholder, contemplated against or affecting such Company Stockholder before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder on a timely basis or to consummate the transactions contemplated hereby on a timely basis.

Section 2.5 No Broker’s Fees. Except as contemplated by the Merger Agreement, no broker, investment banker, financial advisor, or other person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Company Stockholder.

Section 2.6 Acknowledgement. Such Company Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

COVENANTS OF EACH COMPANY STOCKHOLDER

Each Company Stockholder severally covenants and agrees as follows:

Section 3.1 Restriction on Transfer, Proxies, and Non-Interference. Except as contemplated by this Agreement or the Merger Agreement, during the Voting Period, each Company Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, hedge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any or all of such Company Stockholder’s Subject Shares, Subject Options, Company Restricted Shares (“Subject Units”) or any other securities of the Company or any interest therein to any person, other than pursuant to the Merger Agreement or in connection with the exercise of any Subject Options or vesting of Subject Units (it being understood and agreed that any shares of Company Common Stock issued upon the exercise of Subject Options or the vesting of Subject Units shall be subject to the restrictions set forth in this Section 3.1); (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of such Company Stockholder’s Subject Shares; (iii) deposit any of such Company Stockholder’s Subject Shares, Subject Options or Subject Units into a voting trust or enter into a voting agreement with respect to any of such Company Stockholder’s Subject Shares, Subject Options or Subject Units or (iv) take any action that would make any representation or warranty of such Company Stockholder contained in this Agreement untrue or incorrect in any material respect or that would reasonably be expected to have the effect of preventing or disabling or delaying such Company Stockholder from performing such Company Stockholder’s obligations under this Agreement on a timely basis. Notwithstanding the foregoing, in no event shall the foregoing restrictions apply to (a) Transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) Transfers solely in connection with bona fide estate and tax planning purposes to Stockholder’s immediate family or to any trust established for the benefit of the Stockholder and/or for the benefit of one or more members of the Stockholder’s immediate family or charitable organizations, subject to the transferee agreeing in writing (in form and substance reasonably acceptable to Parent) to be bound by the terms of this Agreement, in which case this Agreement shall bind the transferee, and provided that notwithstanding such Transfers, in the case of the foregoing clause (b), the transferring Stockholder shall continue to be liable for any breach by the transferee of this Agreement with respect to such securities, or (c) the Transfer of Subject Shares by or on behalf of the Company Stockholder to satisfy the strike price or similar payments required to exercise any of the Company Stockholder’s Company Stock Options and to pay any Taxes associated therewith. Notwithstanding the foregoing, the Company Stockholders shall not Transfer Subject Units to the extent such Transfer would reasonably be expected to result in William W. Priest receiving insufficient proceeds in the Merger in respect of his Subject Units to satisfy his investment obligations pursuant to his employment agreement entered into as of the date hereof.

Section 3.2 Stop Transfer; Changes in Shares. Each Company Stockholder agrees with, and covenants to, Parent and Merger Sub that (i) except with respect to Transfers made in accordance with clause (c) of Section 3.1, this Agreement and the obligations hereunder shall attach to such Company Stockholder’s Subject Shares, Subject Options and Subject Units

and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, such Company Stockholder’s successors or assigns and (ii) such Company Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Company Stockholder’s Subject Shares, Subject Options or Subject Units, unless such transfer is made in compliance with this Agreement and such Company Stockholder shall promptly following the date hereof authorize and instruct the Company to instruct its transfer agent to enter a stop transfer order with respect to all of its Subject Shares, Subject Options or Subject Units with respect to any Transfer not permitted hereunder. Notwithstanding any Transfer of Subject Shares, Subject Options or Subject Units, the transferor shall remain liable for the performance of all of the obligations of the Company Stockholder under this Agreement, except for any such Transfer pursuant to the Merger Agreement.

Section 3.3 Appraisal Rights; Litigation. Each Company Stockholder hereby (i) waives any rights of appraisal or rights to dissent from the Merger that such Company Stockholder may have (including, without limitation, under Section 262 of the DGCL) and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class, in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or affiliates (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (y) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.

Section 3.4 Additional Securities. In the event any Company Stockholder becomes the record or beneficial owner of (i) any shares of Company Common Stock or any other securities of the Company, (ii) any securities which may be converted into or exchanged for such shares or other securities or (iii) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or other securities (collectively, “Additional Securities”), the terms of this Agreement shall apply to any of such Additional Securities as though owned by such Company Stockholder on the date of this Agreement.

Section 3.5 Stockholder Capacity. Each Company Stockholder is entering into this Agreement solely in its capacity as the record or beneficial owner of its Subject Shares, Subject Options and Subject Units. Nothing contained in this Agreement shall limit the rights and obligations of any Company Stockholder, any of its affiliates, Representatives or any employee of any of its affiliates in his or her capacity as a director or officer of the Company, and the agreements set forth herein shall in no way restrict any director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company in his or her capacity as such, including participating on behalf of, and in his or her capacity as a director or officer of, the Company in any discussions or negotiations with Parent or any party making an Acquisition Proposal in accordance with Section 7.4 of the Merger Agreement. Each Company Stockholder shall have no liability to Parent or any of its Affiliates under this Agreement as a result of any action or inaction by such Company Stockholder acting in his capacity as a director or officer of the Company, provided, however, that such Company Stockholder, when acting in his capacity as a director or officer of the Company, complies with the Merger Agreement including Section 7.2 and Section 7.4 thereof and the terms of this Agreement.

Section 3.6 Documentation and Information. Each Company Stockholder (i) consents to and authorizes the publication and disclosure by Parent and its affiliates of its identity and holding of such Company Stockholder’s Subject Shares, Subject Options and/or Subject Units and the nature of its commitments and obligations under this Agreement (including the public disclosure of this Agreement) in any announcement or disclosure required by the SEC or other Governmental Entity, or any other disclosure document in connection with the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Company Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

Section 3.7 No Solicitation. During the term of this Agreement, each Company Stockholder agrees that it shall not, in its capacity as such, (whether directly or indirectly through its advisors, agents or other intermediaries), engage in any conduct prohibited by Section 7.4 of the Merger Agreement.

ARTICLE IV

TERMINATION

Section 4.1 Termination. This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon expiration of the Voting Period. In the event of termination of this Agreement pursuant to this Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from liability for any breach hereof prior to such termination.

ARTICLE V

MISCELLANEOUS

Section 5.1 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company Stockholders in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

(b) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware), in the event any dispute arises out of this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company Stockholders in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) except as set forth below, agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware state or federal courts within the State of Delaware, as described above. Each of Parent, Merger Sub and the Company Stockholders irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 5.5 and Schedule I, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(c) EACH OF PARENT, MERGER SUB AND THE COMPANY STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 5.2 Specific Performance. Each Company Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements of such Company Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (b) Parent is and will be relying on such covenants, obligations and agreements in connection with entering into the Merger Agreement and the performance of Parent’s obligations under the Merger Agreement, and (c) a violation of any of the covenants, obligations or agreements of such Company Stockholder contained in this Agreement will cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, each Company Stockholder agrees that Parent shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Company Stockholder, as the case may be, from committing any violation of such covenants, obligations or agreements and to specifically enforce the terms of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have under applicable Law.

Section 5.3 Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, however, that each of Parent and Merger Sub may, in its respective sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub, as applicable, from its obligations under this Agreement. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 5.4 Amendments, Waivers, etc. Neither this Agreement nor any term hereof may be amended other than by an instrument in writing signed by Parent, Merger Sub and the Company Stockholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

Section 5.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile (upon confirmation of receipt) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

If to the Company Stockholders: At the address set forth beside each Company Stockholder’s name listed on Schedule I.

If to Parent or Merger Sub, to:

The Toronto-Dominion Bank

66 Wellington Street West, TD Tower, 4th Floor

Toronto, Ontario, Canada M5K 1A2

Attention: General Counsel

Facsimile: (416) 308-1943

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile No.: (212) 455-2502A

ttention: Lee A. Meyerson

or such other address, facsimile number or email address as such party may hereafter specify by notice to the other parties hereto.

Section 5.6 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.7 Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.8 Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 5.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 5.10 Further Assurances; Ownership. From time to time at the request of Parent, and without further consideration, each Company Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares, Subject Options or Subject Units. All rights, ownership and economic benefits of and relating to the Subject Shares, Subject Options and Subject Units shall remain vested in and belong to, as the case may be, the respective Company Stockholder, and neither Parent nor Merger Sub shall have any authority to direct any Company Stockholder in the voting or disposition of any of the Subject Shares, Subject Options or Subject Units, except as otherwise provided herein.

Section 5.11 Section Headings. The article and section headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 5.12 Public Announcements. No Company Stockholder shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent, except as such release or statement may be required by applicable Law or the rules and regulations of any applicable United States securities exchange or regulatory or Governmental Entity to which the relevant Company Stockholder is subject or submits.

Section 5.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 5.14 No Interest in Shares. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership with respect to the Subject Shares, Subject Options or Subject Units.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE TORONTO-DOMINION BANK

By:	/s/ Stephen Boyle
Name:	Stephen Boyle
Title:	Executive Vice President

EMPIRE MERGER SUB, INC.

By:	/s/ Stephen Boyle
Name:	Stephen Boyle
Title:	Treasurer

WILLIAM W. PRIEST

/s/ William W. Priest

KATHERINE M. BRISTOR

/s/ Katherine M. Bristor

THE BROADVIEW TRUST

By:	/s/ William W. Priest
Name:	William W. Priest

By:	/s/ Jonathan L. Koslow
Name:	Jonathan L. Koslow

Schedule I

William W. Priest	1,575,284 Subject Shares

Katherine M. Bristor	528,703 Subject Shares

The Broadview Trust	240,683 Subject Shares